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                                                                   EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT

  The Registrant is the holding company for Orbit Advanced Technologies, Inc., a Delaware corporation and its wholly owned subsidiary, Flam & Russell, Inc., a Delaware corporation, and Orbit F.R. Engineering, Ltd., an Israeli corporation.